     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2004

                                                     REGISTRATION NO. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ATWOOD OCEANICS, INC.
             (Exact name of registrant as specified in its charter)

                       TEXAS                                            74-1611874
           (State or other jurisdiction                              (I.R.S. Employer
         of incorporation or organization)                          Identification No.)
            15835 PARK TEN PLACE DRIVE                               JAMES M. HOLLAND
               HOUSTON, TEXAS 77084                                SENIOR VICE PRESIDENT
                  (281)-749-7800                                   ATWOOD OCEANICS, INC.
(Address, including zip code, and telephone number,             15835 PARK TEN PLACE DRIVE
                     including                                     HOUSTON, TEXAS 77084
  area code, of registrant's principal executive                      (281)-749-7800
                     offices)                        (Name, address, including zip code, and telephone
                                                                          number,
                                                        including area code, of agent for service)

                                    COPY TO:

                             W. GARNEY GRIGGS, ESQ.
                            STRASBURGER & PRICE, LLP
                           1401 MCKINNEY, SUITE 2200
                           HOUSTON, TEXAS 77010-4035
                                 (713) 951-5600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
          TITLE OF EACH CLASS                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
          OF SECURITIES TO BE               AMOUNT TO BE        OFFERING PRICE         AGGREGATE           REGISTRATION
              REGISTERED                     REGISTERED          PER UNIT(1)         OFFERING PRICE            FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, including associated
  preferred stock purchase rights......   3,000,000 shares          $43.24            $129,720,000          $16,435.53
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Based on the average of the high and low price per share of our common stock as reported on the New York Stock Exchange on July 15, 2004.

    THE REGISTRANT HAS AN EFFECTIVE REGISTRATION STATEMENT ON FORM S-3 (NO. 333-92388) RELATING TO $250 MILLION OF COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES AND WARRANTS (THE "EXISTING REGISTRATION STATEMENT"). THIS REGISTRATION STATEMENT RELATES SOLELY TO 3,000,000 SHARES OF OUR COMMON STOCK OWNED BY THE SELLING SHAREHOLDER IDENTIFIED HEREIN. PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE EXISTING REGISTRATION STATEMENT. PURSUANT TO RULE 429(B), THIS REGISTRATION STATEMENT CONSTITUTES A POST-EFFECTIVE AMENDMENT TO THE EXISTING REGISTRATION STATEMENT, WHICH SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     SUBJECT TO COMPLETION -- JULY 21, 2004

                             ATWOOD OCEANICS, INC.

                                  $250,000,000

                                 COMMON STOCK,
                                PREFERRED STOCK,
                                DEBT SECURITIES,
                    AND/OR WARRANTS TO PURCHASE COMMON STOCK

                                      AND

       3,000,000 SHARES OF COMMON STOCK OWNED BY THE SELLING SHAREHOLDER

                             ---------------------

     We may from time to time offer up to $250,000,000 of common stock, preferred stock, debt securities, and/or warrants to purchase our common stock. The selling shareholder identified in this prospectus may offer up to an additional 3,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of any shares being sold by the selling shareholder.

     Our common stock is listed on the New York Stock Exchange under the symbol "ATW".

      SEE "RISK FACTORS" ON PAGE 7 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK OR OTHER SECURITIES WE MAY OFFER FOR SALE.

     The selling shareholder and we may offer these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in a prospectus supplement. The prospectus supplement may also update or change the information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                        Prospectus dated July 21, 2004.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Special Note Regarding Forward-Looking Statements...........     2
About this Prospectus.......................................     4
Available Information.......................................     4
Documents Incorporated by Reference.........................     5
The Company.................................................     6
Risk Factors................................................     7
Use of Proceeds.............................................    13
Ratio of Earnings to Fixed Charges..........................    13
Description of Common Stock.................................    14
Description of Preferred Stock..............................    17
Description of Debt Securities..............................    18
Description of Warrants.....................................    25
Selling Shareholder.........................................    27
Plan of Distribution........................................    28
Legal Matters...............................................    30
Experts.....................................................    30

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements included in this prospectus which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from to time to time make other oral or written statements which are also forward-looking statements.

     These forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

     Important factors that could cause our actual results of operations or our actual financial conditions to differ include, but are not necessarily limited to:

     - our dependence on the oil and gas industry;

     - the operational risks involved in drilling for oil and gas;

     - changes in rig utilization and dayrates in response to the level of activity in the oil and natural gas industry, which is significantly affected by indications and expectations regarding the level and volatility of oil and natural gas prices, which in turn are affected by such things as political, economic and weather conditions affecting or potentially affecting regional or worldwide demand for oil and natural gas, actions or anticipated actions by OPEC, inventory levels, deliverability constraints, and future market activity;

     - the extent to which customers and potential customers continue to pursue deepwater drilling;

     - exploration success or lack of exploration success by our customers and potential customers;

     - the highly competitive and cyclical nature of our business, with periods of low demand and excess rig availability;

     - the impact of the war with Iraq or other military operations, terrorist acts or embargoes elsewhere;

     - our ability to enter into and the terms of future drilling contracts;

     - the availability of qualified personnel;

     - our failure to retain the business of one or more significant customers;

     - the termination or renegotiation of contracts by customers;

     - the availability of adequate insurance at a reasonable cost;

     - the occurrence of an uninsured loss;

     - the risks of international operations, including possible economic, political, social or monetary instability, and compliance with foreign laws;

     - the effect SARS or other public health concerns could have on our international operations and financial results;

     - compliance with or breach of environmental laws;

     - the incurrence of secured debt or additional unsecured indebtedness or other obligations by us or our subsidiaries;

     - the adequacy of sources of liquidity;

     - currently unknown rig repair needs and/or additional opportunities to accelerate planned maintenance expenditures due to presently unanticipated rig downtime;

     - higher than anticipated accruals for performance-based compensation due to better than anticipated performance by us, higher than anticipated severance expenses due to unanticipated employee terminations, higher than anticipated legal and accounting fees due to unanticipated financing or other corporate transactions, and other factors that could increase G&A expenses;

     - the actions of our competitors in the oil and gas drilling industry, which could significantly influence rig dayrates and utilization;

     - changes in the geographic areas in which our customers plan to operate, which in turn could change our expected effective tax rate;

     - changes in oil and natural gas drilling technology or in our competitors' drilling rig fleets that could make our drilling rigs less competitive or require major capital investments to keep them competitive;

     - rig availability;

     - the effects and uncertainties of legal and administrative proceedings and other contingencies;

     - the impact of governmental laws and regulations and the uncertainties involved in their administration, particularly in some foreign jurisdictions;

     - changes in accepted interpretations of accounting guidelines and other accounting pronouncements and tax laws;

     - the risks involved in the construction and upgrade of our drilling units; and

     - such other factors as may be discussed under the caption "Risk Factors" beginning on page 7 of this prospectus and in our other reports filed with the Securities and Exchange Commission.

     These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. The words "believe," "impact," "intend," "estimate," "anticipate," "plan" and similar expressions identify forward-looking statements. When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled "Risk Factors" beginning on page 7 of this prospectus and any other risk factors described in an applicable prospectus supplement. Undue reliance should not be placed on these forward-looking statements, which are applicable only on the date hereof. Neither we nor our representatives have a general obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may offer from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000 and the selling shareholder may offer from time to time up to 3,000,000 shares of common stock in one or more offerings.

     This prospectus provides you with a general description of the securities that we or the selling shareholder may offer. Each time we or the selling shareholder offers securities, we or the selling shareholder will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the headings "Available Information" and "Documents Incorporated by Reference."

     As used in this prospectus generally, the terms "Atwood," "the Company," "we," "our" or "us" means Atwood Oceanics, Inc. and its direct or indirect subsidiaries.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THAT DOCUMENT. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. Our website address is www.atwd.com. We make available free of charge on or through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to
Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website is not incorporated by reference into this prospectus or made a part hereof for any purpose. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and copy charges.

     We have filed a registration statement and related exhibits on Form S-3 with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and our securities. You may read the registration statement and exhibits without charge at the SEC's public reference rooms, you may access same at the SEC's web site described above, or you may obtain copies from the SEC at prescribed rates.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to other documents on file with the SEC. Some information that we currently have on file is incorporated by reference and is an important part of this prospectus. Some information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the following documents that we have filed or may file with the SEC pursuant to the Securities Exchange Act of 1934:

     - Description of our common stock, par value $1.00 per share (Common Stock), contained in our Registration Statement on Form 8-A, filed on July 2, 1997;

     - Description of our preferred stock purchase rights, contained in our Registration Statement on Form 8-A, filed on October 21, 2002;

     - Annual Report on Form 10-K for the fiscal year ended September 30, 2003, filed on December 29, 2003;

     - Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2003, filed on February 11, 2004 and for the fiscal quarter ended March 31, 2004, filed on May 11, 2004;

     - Current Reports on Form 8-K filed January 29, 2004, March 3, 2004, April 15, 2004, April 28, 2004, May 19, 2004, and May 26, 2004 (except for information and exhibits furnished pursuant to Rule 101(e)(1) of regulation FD (CFR 243.101(e)(1)) which are not incorporated herein); and

     - All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

     Upon your written or oral request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at: 15835 Park Ten Place Drive Houston, Texas 77084 (281)-749-7800, Attention: James M. Holland.

                                  THE COMPANY

     We are engaged in the international offshore drilling of exploratory and developmental oil and gas wells, and related support, management and consulting services. We are headquartered in Houston, Texas, USA, and were incorporated as a Texas corporation in 1968. We commenced operations in 1970.

     Our fleet currently consists of eight active, wholly-owned drilling units:

     - two semisubmersibles capable of drilling in up to 5,000 feet of water;

     - one semisubmersible capable of drilling in up to 3,700 feet of water;

     - one semisubmersible capable of drilling in up to 2,000 feet of water;

     - one 400 foot cantilever jack-up;

     - one 300 foot cantilever jack-up;

     - one semisubmersible self-erecting tender-assist rig; and

     - one submersible.

Each type of drilling rig is designed for different purposes and applications, for operations in different water depths, bottom conditions, environments and geographical areas, and for different drilling and operating requirements. In December 2000, we purchased a semisubmersible hull for future conversion to a tender-assist vessel. We also manage the operations of two operator-owned platform rigs offshore northwest Australia.

     From 1996 to 2003, we spent approximately $340 million in upgrading seven of our active offshore mobile drilling units. The ATWOOD HUNTER and ATWOOD EAGLE were both upgraded to 5,000 ft. water depth capability in 2001 and 2002, respectively. The upgrades to both rigs included new 120-bed quarters, new higher capacity cranes, along with upgraded well control, drilling and mud systems, in addition to other improvements to the drilling and subsea completion capabilities of the units. In addition, construction of the new $120 million KFELS MOD-V, Enhanced B-Class, jack-up drilling unit, the ATWOOD BEACON, was completed on schedule and the unit commenced operation as our eighth active mobile offshore drilling unit in early August 2003.

     During our history, we have conducted drilling operations in most of the major offshore exploration areas of the world including: the Arabian Gulf, the Red Sea, Australia, East and West Africa, Southeast Asia, the Far East, Papua New Guinea, India, the Mediterranean Sea, Central and South America and the U.S. Gulf of Mexico. Our current worldwide operations revolve around eight premium offshore mobile drilling units located in four areas of the world -- the United States, Southeast Asia, the Mediterranean Sea, and Australia. Historically, the majority of our drilling units have operated outside of U.S. waters. Approximately 94%, 95% and 82% of our contract revenues were derived from foreign operations in fiscal years 2003, 2002 and 2001, respectively. The submersible RICHMOND is our only drilling unit currently working in U.S. waters. We support our operations from our Houston headquarters and affiliated offices in Australia, Malaysia, Indonesia, the United Kingdom and Egypt.

                                  RISK FACTORS

     An investment in our securities involves significant risks. You should carefully consider the risk factors described below before deciding whether to invest in our securities. The risks and uncertainties described below are not the only ones we face. You should also carefully read and consider all of the information we have included, or incorporated by reference, in this prospectus, before you decide to invest in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

WE RELY ON THE OIL AND NATURAL GAS INDUSTRY AND VOLATILE OIL AND NATURAL GAS PRICES IMPACT DEMAND FOR OUR SERVICES.

     Demand for our services depends on activity in offshore oil and natural gas exploration, development and production. The level of exploration, development and production activity is affected by factors such as:

     - prevailing oil and natural gas prices;

     - expectations about future prices;

     - the cost of exploring for, producing and delivering oil and natural gas;

     - the sale and expiration dates of available offshore leases;

     - worldwide demand for petroleum products;

     - current availability of oil and natural gas resources;

     - the rate of discovery of new oil and natural gas reserves in offshore areas;

     - local and international political and economic conditions;

     - technological advances;

     - ability of oil and natural gas companies to generate or otherwise obtain funds for capital;

     - the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing;

     - political or other disruptions that limit exploration, development and production in oil-producing countries;

     - the level of production by non-OPEC countries; and

     - laws and governmental regulations that restrict exploration and development of oil and natural gas in various jurisdictions.

     During recent years, the level of offshore exploration, development and production activity has been volatile. Such volatility is likely to continue in the future. A decline in the worldwide demand for oil and natural gas or prolonged low oil or natural gas prices in the future would likely result in reduced exploration and development of offshore areas and a decline in the demand for our services. Even during periods of high prices for oil and natural gas, companies exploring for oil and gas may cancel or curtail programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons. Any such decrease in activity is likely to reduce our day rates and our utilization rates and, therefore, could have a material adverse effect on our financial condition, results of operations and cash flows.

RIG CONVERSIONS, UPGRADES OR NEWBUILDS MAY BE SUBJECT TO DELAYS AND COST
OVERRUNS.

     From time to time we may undertake to increase our fleet capacity through conversions or upgrades to rigs or through new construction. These projects are subject to risks of delay or cost overruns inherent in any large construction project resulting from numerous factors, including the following:

     - shortages of equipment, materials or skilled labor;

     - unscheduled delays in the delivery of ordered materials and equipment;

     - unanticipated cost increases;

     - weather interferences;

     - difficulties in obtaining necessary permits or in meeting permit conditions;

     - design and engineering problems; and

     - shipyard failures.

GOVERNMENT REGULATION AND ENVIRONMENTAL RISKS REDUCE OUR BUSINESS OPPORTUNITIES AND INCREASE OUR COSTS.

     We must comply with extensive government regulation in the form of international conventions, federal, state and local laws and regulations in jurisdictions where our vessels operate and are registered. These conventions, laws and regulations govern oil spills and matters of environmental protection, worker health and safety, and the manning, construction and operation of vessels, and vessel and port security. We believe that we are in material compliance with all applicable environmental, health and safety, and vessel and port security laws and regulations. We are not a party to any pending governmental litigation or similar proceeding, and we are not aware of any threatened governmental litigation or proceeding which, if adversely determined, would have a material adverse effect on our financial condition or results of operations. However, the risks of incurring substantial compliance costs, liabilities and penalties for non-compliance are inherent in our industry. Compliance with environmental, health and safety, and vessel and port security laws increases our costs of doing business. Additionally, environmental, health and safety, and vessel and port security laws change frequently. Therefore, we are unable to predict the future costs or other future impact of environmental, health and safety, and vessel and port security laws on our operations. There is no assurance that we can avoid significant costs, liabilities and penalties imposed as a result of governmental regulation in the future.

OPERATING HAZARDS INCREASE OUR RISK OF LIABILITY; WE MAY NOT BE ABLE TO FULLY INSURE AGAINST THESE RISKS.

     Our operations are subject to various operating hazards and risks, including:

     - catastrophic marine disaster;

     - adverse sea and weather conditions;

     - mechanical failure;

     - navigation errors;

     - collision;

     - oil and hazardous substance spills, containment and clean up;

     - labor shortages and strikes;

     - damage to and loss of drilling rigs and production facilities; and

     - war, sabotage and terrorism.

     These risks present a threat to the safety of personnel and to our rigs, cargo, equipment under tow and other property, as well as the environment. We could be required to suspend our operations or request that others suspend their operations as a result of these hazards. Third parties may have significant claims against us for damages due to personal injury, death, property damage, pollution and loss of business if such event were to occur in our operations.

     We maintain insurance coverage against the casualty and liability risks listed above. We believe our insurance is adequate, and we have never experienced a loss in excess of policy limits. However, we may not be able to renew or maintain our existing insurance coverage at commercially reasonable rates or at all. Additionally, there is no assurance that our insurance coverage will be adequate to cover future claims that may arise.

OUR RELIANCE ON FOREIGN OPERATIONS EXPOSES US TO ADDITIONAL RISKS NOT GENERALLY ASSOCIATED WITH DOMESTIC OPERATIONS, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS OR FINANCIAL RESULTS.

     During the past five years, we derived substantially all of our revenues from foreign sources. We, therefore, face risks inherent in conducting business internationally, such as:

     - legal and governmental regulatory requirements;

     - difficulties and costs of staffing and managing international operations;

     - language and cultural differences;

     - potential vessel seizure or nationalization of assets;

     - import-export quotas or other trade barriers;

     - renegotiation or nullification of existing contracts;

     - difficulties in collecting accounts receivable and longer collection periods;

     - foreign and domestic monetary policies;

     - political and economic instability;

     - terrorist acts, war and civil disturbances;

     - assault on property or personnel;

     - travel limitations or operational problems caused by severe acute respiratory syndrome (SARS) or other public health threats;

     - imposition of currency exchange controls; and

     - potentially adverse tax consequences, including those due to changes in laws or interpretation of existing laws.

     In the past, these conditions or events have not materially affected our operations. However, we cannot predict whether any such conditions or events might develop in the future. Also, we organized our subsidiary structure and our operations, in part, based on certain assumptions about various foreign and domestic tax laws, currency exchange requirements, and capital repatriation laws. While we believe our assumptions are correct, there can be no assurance that taxing or other authorities will reach the same conclusion. If our assumptions are incorrect, or if the relevant countries change or modify such laws or the current interpretation of such laws, we may suffer adverse tax and financial consequences, including the reduction of cash flow available to meet required debt service and other obligations. Any of these factors could materially adversely affect our international operations and, consequently, our business, operating results and financial condition.

WE MAY SUFFER LOSSES AS A RESULT OF FOREIGN EXCHANGE RESTRICTIONS AND FOREIGN CURRENCY FLUCTUATIONS.

     A significant portion of the contract revenues of our foreign operations are paid in U.S. dollars; however, some payments are made in foreign currencies. As a result, we are exposed to currency fluctuations and exchange rate risks as a result of our foreign operations. To minimize the financial impact of these risks when we are paid in foreign currency, we attempt to match the currency of operating costs with the currency of contract revenue. However, any increase in the value of the U.S. dollar in relation to the value of applicable foreign currencies could adversely affect our operating revenues when translated into U.S. dollars. To date, currency fluctuations have not had a material impact on our financial condition or results of operations.

WE ARE SUBJECT TO WAR, SABOTAGE AND TERRORISM, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     The terrorist attacks of September 11, 2001 have had a continuing impact, including those related to the current U.S. military campaigns in Afghanistan and Iraq, on the energy industry. It is unclear what impact the current U.S. military campaigns or possible future campaigns will have on the energy industry in general, or us in particular, in the future. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our operations in unpredictable ways, including changes in the insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy.

     The terrorist attacks have resulted in a hardening of the insurance market. We maintain insurance coverage against casualty and liability risks and have renewed our primary insurance program for the insurance year 2004-2005. We will evaluate the need to maintain this coverage as it applies to our drilling fleet in the future. We believe our insurance is adequate, and we have never experienced a loss in excess of policy limits. There is no assurance that our insurance coverage will be available or affordable and, if available, whether it will be adequate to cover future claims that may arise.

     Instability in the financial markets as a result of war, sabotage or terrorism could also affect our ability to raise capital and could also adversely affect the oil, gas and power industries and restrict their future growth.

THE INTENSE PRICE COMPETITION AND CYCLICALITY OF OUR INDUSTRY, WHICH IS MARKED BY PERIODS OF LOW DEMAND, EXCESS RIG AVAILABILITY AND LOW DAYRATES, COULD HAVE AN ADVERSE EFFECT ON OUR REVENUES, PROFITABILITY AND CASH FLOWS.

     The contract drilling business is highly competitive with numerous industry participants. The industry has experienced consolidation in recent years and may experience additional consolidation. Recent mergers among oil and natural gas exploration and production companies have reduced the number of available customers.

     Drilling contracts are, for the most part, awarded on a competitive bid basis. Price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment are also factors. We compete with approximately ten other drilling contractors, most of which are substantially larger and have appreciably greater resources than us.

     The industry in which we operate historically has been cyclical, marked by periods of low demand, excess rig supply and low dayrates, followed by periods of high demand, short rig supply and increasing dayrates. Periods of excess rig supply intensify the competition in the industry and often result in rigs being idled. Several markets in which we operate are currently oversupplied. Lower utilization and dayrates in one or more of the regions in which we operate would adversely affect our revenues and profitability. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on certain of our drilling rigs if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these rigs may not be recoverable. We may be required to idle rigs or to enter into lower-rate contracts in response to market conditions in the future.

WE RELY HEAVILY ON A SMALL NUMBER OF CUSTOMERS AND THE LOSS OF A SIGNIFICANT CUSTOMER COULD HAVE AN ADVERSE IMPACT ON OUR FINANCIAL RESULTS.

     Our contract drilling business is subject to the usual risks associated with having a limited number of customers for our services. ExxonMobil, Woodside Energy Ltd., and Esso Exploration Angola provided approximately 33%, 17%, and 13%, respectively of our consolidated revenues in fiscal year 2003. Our results of operations could be materially adversely affected if any of our major customers terminate its contracts with us, fails to renew our existing contracts or refuses to award new contracts to us.

WE MAY SUFFER LOSSES IF OUR CUSTOMERS TERMINATE OR SEEK TO RENEGOTIATE THEIR CONTRACTS.

     Certain of our contracts with customers may be cancelable upon specified notice at the option of the customer. Other contracts require the customer to pay a specified early termination payment upon cancellation, which payments may not fully compensate us for the loss of the contract. Contracts customarily provide for either automatic termination or termination at the option of the customer in the event of total loss of the drilling rig or if drilling operations are suspended for extended periods of time by reason of acts of God or excessive rig downtime for repairs, or other specified conditions. Early termination of a contract may result in a rig being idle for an extended period of time. Our revenues may be adversely affected by customers' early termination of contracts, especially if we are unable to recontract the affected rig within a short period of time. During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. The renegotiation of a number of our drilling contracts could adversely affect our financial position, results of operations and cash flows.

OUR SIGNIFICANT DEBT LEVEL MAY HINDER OUR OPERATIONAL FLEXIBILITY AND MAKE IT DIFFICULT TO MEET OUR DEBT SERVICE OBLIGATIONS.

     We have significant indebtedness and will require substantial cash flow to meet our debt service requirements. At June 30, 2004, our long-term debt was $187 million. A high level of indebtedness will affect our future operations in several ways, including the following:

     - We may be more vulnerable to general adverse economic and industry conditions than some of our competitors who have less debt, and therefore, we may be at a competitive disadvantage.

     - Covenants in our debt obligations require us to meet certain financial tests and limit our ability to borrow additional funds, make certain capital expenditures, sell assets, pay dividends, or repurchase any of our outstanding common stock.

     - We may experience difficulties in obtaining additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes.

     Our ability to meet our debt obligations will depend on our future performance, which will be affected by a range of economic, competitive, and business factors. We cannot control many of these factors, such as general economic and financial conditions in the oil and gas industry, the economy at large and competitive initiatives of our competitors. Our future cash flows may be insufficient to meet all of our debt obligations and commitments, and any insufficiency could negatively impact our business. To the extent that we are unable to repay our indebtedness as it becomes due or at maturity with cash on hand or from other sources, we will need to refinance our debt, sell assets or repay the debt with the proceeds of an equity offering. There is no assurance that additional indebtedness or equity financing will be available to us in the future for the refinancing or repayment of existing indebtedness, nor can we give any assurance as to the timing of any asset sales or the proceeds that could be realized by us from any such asset sale.

THE SUBSTANTIAL EQUITY INTEREST OWNED BY CERTAIN SHAREHOLDERS MAY LIMIT THE ABILITY OF OTHER SHAREHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING SHAREHOLDER APPROVAL.

     As of June 30, 2004, Helmerich & Payne International Drilling Co., owns of record and beneficially 3,000,000 shares of our common stock, or approximately 21.64% of the issued and outstanding shares of our common stock. Two of our directors, Hans Helmerich and George S. Dotson, are executive officers of Helmerich & Payne, Inc, the parent company of Helmerich & Payne International Drilling Co. The ownership and board representation of Helmerich & Payne, Inc. enables it to exercise substantial influence over the election of directors and other corporate matters requiring shareholder or board of directors' approval. To the extent Helmerich & Payne International Drilling Co. does not sell all or a substantial portion of the 3,000,000 shares of common stock covered by this prospectus, it may continue to exercise substantial influence over the election of directors and other corporate matters requiring shareholder or board of directors' approval.

     Additionally, as of June 30, 2004, T. Rowe Price Associates, Inc. owns approximately 1,378,900 shares of our common stock, or approximately 9.95% of our issued and outstanding shares.

FUTURE SALES OF OUR COMMON STOCK BY HELMERICH & PAYNE INTERNATIONAL DRILLING CO. COULD ADVERSELY AFFECT ITS MARKET PRICE.

     Helmerich & Payne International Drilling Co. has advised us that, consistent with its pursuit of a strategy of focusing on its core drilling business, it intends to evaluate its entire investment portfolio, which includes shares of our common stock, and its cash requirements on a continuous basis and that it may seek to dispose of all or a portion of the shares of our common stock owned by it when and as necessary, from time to time, to fund its corporate needs. Until the sale of all of the shares of common stock owned by Helmerich & Payne International Drilling Co. which are registered on the Form S-3 to which this prospectus relates are sold or are de-registered, we will or may have a large number of shares of common stock outstanding and available for resale beginning at various points in the future. Sales of a substantial number of shares of our common stock in the public market, or the possibility that these sales may occur, could also make it more difficult for us to sell our common stock or other equity securities in the future at a time and at a price that we deem appropriate. Helmerich & Payne International Drilling Co. has agreed not to dispose of any shares of common stock it owns except in a simultaneous public offering with us during the period which began on the date of execution of the registration rights agreement and which ends 180 days after the completion of the simultaneous public offering. Subject to certain other conditions, if there is no simultaneous public offering with us, Helmerich & Payne International Drilling Co. has agreed not to dispose of any shares of common stock it owns during the seven days prior to and for 90 days after the completion of a public offering by us. See "Selling Shareholder."

FAILURE TO OBTAIN AND RETAIN KEY PERSONNEL COULD IMPEDE OUR OPERATIONS.

     We depend to a significant extent upon the efforts and abilities of our executive officers and other key management personnel. There is no assurance that these individuals will continue in such capacity for any particular period of time. The loss of the services of one or more of our executive officers or key management personnel could adversely affect our operations.

SARS COULD HAVE AN ADVERSE EFFECT ON OUR INTERNATIONAL OPERATIONS AND OUR FINANCIAL RESULTS.

     SARS is a highly communicable disease, outbreaks of which occurred earlier in 2003 in Southeast Asia and other parts of the world in which we operate. Scientists are predicting that SARS may reappear during the next flu season. The reappearance of SARS could adversely impact the global economy, the worldwide demand for oil and natural gas and the level of demand for our services. SARS or other public health threats could also bring about quarantines of our personnel, the inability to access our offices or rigs, or restrictions on travel to or through countries in which we operate. These restrictions could curtail our ability to operate our rigs. The SARS outbreak in 2003 was most severe in Southeast Asia where we conduct operations and maintain offices (in Indonesia and Malaysia). Any quarantine of personnel or inability to access our offices or rigs could adversely affect us. Travel restrictions or operational problems in any part of the world in which we operate, or any reduction in the demand for drilling services caused by SARS or other public health threats in the future, may materially impact operations and adversely affect our financial results.

WE HAVE BEEN UNABLE TO OBTAIN A WRITTEN CONSENT FROM ARTHUR ANDERSEN LLP RELATING TO THE INCORPORATION BY REFERENCE OF AUDITED FINANCIAL STATEMENTS INTO THIS REGISTRATION STATEMENT.

     Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholder. Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities sold by us for general corporate purposes, which may include the repayment of debt, acquisitions, capital expenditures and working capital. We may temporarily invest funds we receive from the sale of securities by us that we do not immediately need for these purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for the periods indicated below was as follows:

   YEARS ENDED SEPTEMBER 30,
--------------------------------   6 MONTHS ENDED
1999   2000   2001   2002   2003   MARCH 31, 2004
----   ----   ----   ----   ----   --------------
10.8   10.0   12.5   9.9    0.9(1)      1.5

---------------

(1) Earnings were insufficient to cover fixed charges by $1,387,000 for the fiscal year ended September 30, 2003.

Our ratios of earnings to fixed charges are calculated by dividing earnings by fixed charges for the period indicated, where:

     - "earnings," is defined as consolidated income or loss from continuing operations plus income taxes, minority interest and fixed charges, except capitalized interest; and

     - "fixed charges," is defined as consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and issuance cost, and the estimated portion of rental expense deemed to be equivalent to interest.

Because we have no preferred stock issued and outstanding, dividends relating to preferred stock are not included in the calculation of fixed charges.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     Our restated articles of incorporation, as amended from time to time, authorize us to issue up to 20,000,000 shares of common stock, par value $1.00 per share, and up to 1,000,000 shares of preferred stock, without par value. As of June 30, 2004, an aggregate of 13,864,201 shares of common stock and no shares of preferred stock were outstanding. Our common stock is listed on the New York Stock Exchange under the symbol "ATW." We have summarized certain provisions of our articles of incorporation and bylaws below, but you should read our articles of incorporation and bylaws for a more complete description of the rights of holders of our common stock.

VOTING RIGHTS

     Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of our shareholders. Upon prior written notice, a holder of common stock may cumulate his vote in the election of directors.

ELECTION OF DIRECTORS

     The candidates for directors receiving the highest number of votes, up to the number of directors to be elected, are elected. At each annual meeting, our shareholders elect directors for one year terms.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON BOARD OF DIRECTORS; SIZE OF THE BOARD

     Our directors may be removed, with or without cause at any meeting of shareholders at which a quorum is present, by vote of the holders of two-thirds of the shares then entitled to vote at such meeting and that are present in person or by proxy. Vacancies in a directorship may be filled by the vote of a majority of the remaining directors then in office, even though less than a quorum. Any directors elected to fill a vacancy on the board serves for the remainder of the unexpired term of his predecessor and until his successor is elected and qualified. In the case of an increase in the number of directors, the additional director or directors will be elected at an annual meeting or at a special meeting of the shareholders. Currently, the size of the board of directors is seven, but one directorship is vacant.

SPECIAL MEETINGS OF THE SHAREHOLDERS

     Our amended and restated bylaws provide that a special meeting of shareholders may be called by the chairman of the board, if any, our president, the board of directors, or the holders of at least one-tenth of all shares entitled to vote at the meeting.

DIVIDENDS

     Subject to any preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive dividends at such times and amounts as may be declared by our board of directors. We do not intend to pay any cash dividends on our common stock in the foreseeable future. Certain of our financing arrangements restrict the payment of cash dividends.

LIQUIDATION OR DISSOLUTION

     In the event we liquidate, dissolve, or wind up our affairs, prior to any distributions to the holders of our common stock, our creditors and the holders of our preferred stock, if any, will receive any payments to which they are entitled. Subsequent to those payments, the holders of our common stock will share ratably, according to the number of shares held, in our remaining assets, if any.

OTHER PROVISIONS

     Each share of our common stock is associated with one right pursuant to a rights agreement adopted by our board of directors. See "-- Description of Rights Agreement." Except for those rights, our common stock has no subscription, conversion or preemptive rights.

DESCRIPTION OF RIGHTS AGREEMENT

  GENERAL

     Our rights agreement is an anti-takeover device, or "poison-pill", which is designed to fend off a change in control that our board of directors does not believe to be in our best interests. Our board of directors declared a dividend of one right per share of common stock outstanding on November 5, 2002. Each share of common stock issued in the future while the rights agreement remains in effect will also be associated with a right. Currently, the rights are not exercisable and trade only with our common stock. The rights expire November 5, 2012 unless extended by our board. Prior to the distribution date (discussed below), we may redeem the rights for $0.01 per right and the board of directors may supplement or amend the terms of the rights agreement. After the distribution date, we will no longer be able to redeem the rights and will be limited in our ability to supplement or amend the terms of the rights agreement without approval of the holders of the rights.

  DISTRIBUTION DATE

     The distribution date will occur 10 days following (i) a public announcement that any person or group has acquired 15% or more of our outstanding common stock or (ii) commencement of a tender or exchange offer which would result in any person or group having ownership of 15% or more of our outstanding common stock; provided that a shareholder who held 15% or more of our outstanding common stock on November 5, 2002 will not trigger this provision until it acquires an additional 5% of our outstanding common stock.

     Upon the distribution date, rights certificates will be printed and mailed to all holders of our common stock. The rights will then be transferable and trade separately from our common stock. Each right entitles the holder to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $150.

  PREFERRED SHARE TERMS

     Each one one-thousandth of a share of our Series A Junior Participating Preferred Stock is designed to have the attributes and equivalent value of one share of our common stock. Each share of our Series A Junior Participating Preferred Stock is entitled to a preferential quarterly dividend payment of $0.01 plus a dividend of 1,000 times the dividend declared per share of our common stock. Upon liquidation, each share of our Series A Junior Participating Preferred Stock is entitled to a preferential liquidation payment of the greater of $1 or a payment of 1,000 times the payment made per share of our common stock. Each share of our Series A Junior Participating Preferred Stock has 1,000 votes, voting together with our shares of common stock. Upon a merger or consolidation, each share of our Series A Junior Participating Preferred Stock is entitled to receive 1,000 times the amount received per share of our common stock.

  FLIP-IN & FLIP-OVER EVENTS

     A flip-in event occurs if any person or group acquires 15% or more of our outstanding common stock; provided that a shareholder who held 15% or more of our outstanding common stock on November 5, 2002 will not trigger this provision until it acquires an additional 5% of our outstanding common stock. Upon a flip-in event, each right would entitle the holder to acquire shares of our common stock having a market value of two times the exercise price of the right (i.e. a 50% discount). For example, at an exercise price of $150, each right would entitle the holder to purchase $300 worth of our common stock for $150.

Alternatively, we may exchange each right for one share of our common stock or one one-thousandth of a share of our Series A Junior Participating Preferred Stock.

     A flip-over event occurs if we are acquired in a merger or business combination or if 50% or more of our assets or earning power are sold. Upon a flip-over event, each right would entitle the holder to acquire shares of the acquiring company having a market value of two times the exercise price of the right (i.e. a 50% discount). For example, at an exercise price of $150, each right would entitle the holder to purchase $300 worth of the common stock of the acquiring company for $150.

  OTHER PROVISIONS

     If there are insufficient authorized, unissued (or issued but not outstanding) shares to permit the exercise of the rights, we may seek shareholder approval to authorize additional shares or substitute cash, other equity securities, or assets (i) for the shares issuable upon exercise of the rights or (ii) for the difference between the value of the shares issuable upon exercise of the rights and the exercise price (i.e. the spread) without requiring payment of the exercise price. The number of rights outstanding, exercise price and number of shares issuable upon exercise of the rights are subject to adjustment to prevent dilution upon certain events (e.g. stock dividends or stock splits).

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Continental Stock Transfer & Trust Company.

LIMITATION OF DIRECTORS LIABILITY

     Our articles of incorporation contain provisions eliminating the personal liability of our directors to us and our shareholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent currently permitted by Texas law. Under Texas law and our articles of incorporation, our directors will not be liable for a breach of his or her duty except for liability for:

     - a breach of his or duty of loyalty to us or our shareholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     - any transaction from which he or she receives an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; and

     - other acts or omissions for which the liability of a director is expressly provided for by statute, such as the payment of unlawful dividends.

     These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under Texas corporate law and not for violations of other laws such as the federal securities laws.

     As a result of these provisions in our articles of incorporation, our shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our shareholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.

                         DESCRIPTION OF PREFERRED STOCK

     Our articles of incorporation authorizes us to issue, without shareholder approval, up to 1,000,000 shares of preferred stock, without par value. As of the date of this prospectus, we have not issued any preferred stock. However, our board of directors has designated a class of preferred stock, Series A Junior Participating Preferred Stock, in connection with a rights agreement. We have summarized certain provisions of our articles of incorporation and bylaws below, but you should read our articles of incorporation and bylaws for a more complete description of the rights of holders of our preferred stock.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     Each one one-thousandth of a share of our Series A Junior Participating Preferred Stock is designed to have the attributes and equivalent value of one share of our common stock. Each share of our Series A Junior Participating Preferred Stock is entitled to a preferential quarterly dividend payment of $0.01 plus a dividend of 1,000 times the dividend declared per share of our common stock. Upon liquidation, each share of our Series A Junior Participating Preferred Stock is entitled to a preferential liquidation payment of the greater of $1 or a payment of 1,000 times the payment made per share of our common stock. Each share of our Series A Junior Participating Preferred Stock has 1,000 votes, voting together with our shares of common stock. Upon a merger or consolidation, each share of our Series A Junior Participating Preferred Stock is entitled to receive 1,000 times the amount received per share of our common stock. For more information, see "Description of Common Stock -- Description of Rights Agreement."

PREFERRED STOCK GENERALLY

     Additionally, our board of directors may from time to time authorize us to issue one or more other series of preferred stock and may fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights and privileges, redemption and sinking fund provisions and liquidation preferences of each of these series.

     Thus, our board of directors could authorize us to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock, the Series A Junior Participating Preferred Stock or other series of preferred stock. Also, the issuance of Series A Junior Participating Preferred Stock or other preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

     Our articles of incorporation provide that dividends on preferred stock are cumulative and that no dividends will be paid on our common stock unless full dividends on the preferred stock have been declared and paid. Upon liquidation, our preferred stock will have a preference over the common stock and any payments to the holders of the preferred stock will be made prior to those made to the holders of the common stock. Our preferred stock is redeemable at our option.

     The particular terms of any series of preferred stock other than Series A Junior Participating Preferred Stock that we may offer with this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

     - the designation of the series, which may be by distinguishing number, letter and title;

     - the number of shares of the series;

     - the price at which the preferred stock will be issued;

     - the dividend rate, if any;

     - the dates at which dividends, if any, shall be payable;

     - the redemption rights and price or prices, if any;

     - the terms and amount of any sinking fund; the liquidation preference per share;

     - whether the shares of the series shall be convertible, and if so, the specification of the securities into which such preferred stock is convertible;

     - the conversion price or prices or rate or rates, and any adjustments thereof, the dates as of which such shares shall be convertible, and all other terms and conditions upon which such conversion may be made;

     - restrictions on the issuance of shares of the same series or of any other class or series; and

     - the voting rights, if any.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     We may issue debt securities from time to time in one or more series. The following description, together with any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus and any related indenture.

     We have summarized below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The indenture and any supplemental indenture will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and any supplemental indenture. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

     We will describe the specific terms of the series of debt securities being offered in the related prospectus supplement. These terms will include some or all of the following:

     - the designation or title of the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the percentage of the principal amount at which debt securities will be issued;

     - any terms relating to the subordination of the debt securities;

     - whether any of the debt securities are to be issuable as a global security and whether global securities are to be issued in temporary global form or permanent global form;

     - the person to whom any interest on the debt security will be payable if other than the person in whose name the debt security is registered on the record date;

     - the date or dates on which the debt securities will mature;

     - the rate or rates of interest, if any, that the debt securities will bear, or the method of calculation of the interest rate or rates;

     - the date or dates from which any interest on the debt securities will accrue, the dates on which any interest will be payable and the record date for any interest payable on any interest payment date;

     - the place or places where payments on the debt securities will be payable;

     - whether we will have the right or obligation to redeem or repurchase any of the debt securities, and the terms applicable to any optional or mandatory redemption or repurchase;

     - the denominations in which the debt securities will be issuable;

     - any index or formula used to determine the amount of payments on the debt securities;

     - the portion of the principal amount of the debt securities that will be payable if there is an acceleration of the maturity of the debt securities, if that amount is other than the principal amount;

     - the terms of any guarantee of the payment of amounts due on the debt securities;

     - any restrictive covenants for the benefit of the holders of the debt securities;

     - the events of default with respect to the debt securities; and

     - any other terms of the debt securities.

PRIORITY OF THE DEBT SECURITIES

     Unless otherwise described in the accompanying prospectus, the debt securities will be our general unsecured obligations and will rank pari passu (i.e., equally and ratably) with all of our other senior unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. In the event of insolvency, our creditors who are holders of secured indebtedness, as well as some of our general creditors, may recover more, ratably, than the holders of the debt securities.

     With respect to any offering of debt securities, we will describe in the accompanying prospectus supplement or the information incorporated by reference the approximate amount of our outstanding indebtedness as of the end of our most recent fiscal quarter.

GUARANTEES

     One or more of our subsidiaries, as guarantors, may guarantee our obligations under the debt securities. Any such guarantee will fully and unconditionally guarantee our obligations under the debt securities on a joint and several basis subject to the limitation described in the next paragraph. If we default in payment of the principal of, or premium, if any, or interest on, the debt securities, the guarantors, jointly and severally, will be unconditionally obligated to duly and punctually make such payments. The prospectus supplement for a particular issue of debt securities will describe any subsidiary guarantors and any material terms of the guarantees for such securities.

     Each guarantor's obligations will be limited to the lesser of the following amounts:

     - the aggregate amount of our obligations under the debt securities and the indenture;

     - and the amount, if any, which would not have rendered such guarantor "insolvent" under Federal or appropriate state law as will be designated in the indenture, or have left it with unreasonably small capital, at the time it entered into the guarantee.

     Each guarantor that makes a payment or distribution under its guarantee shall be entitled to contribution from each other guarantor in a pro rata amount based on the net assets of each guarantor.

FORM AND DENOMINATIONS

     The debt securities will be issued in fully registered form and in denominations of $1,000 and integral multiples thereof, unless otherwise specified in a prospectus supplement.

TRANSFER AND EXCHANGE

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

     You may exchange or transfer debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform these tasks ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar."

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

     If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If we redeem less than all of the debt securities, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. Additionally, we may refuse to register transfers or exchanges between a record date and the next succeeding interest payment date.

REDEMPTION

     Unless otherwise provided in the applicable prospectus supplement, we may redeem the debt securities at our option on the terms set forth in the indenture. Upon the occurrence of either a change of control (as defined in the indenture) or certain asset sales, we may be required to offer to purchase outstanding debt securities, in whole or in part, if we have sale proceeds exceeding some reasonable amount which will be provided for in the indenture and consistent with the industry and the sale proceeds are not timely applied toward repayment of debt or investment in other assets useful to our business.

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in a prospectus supplement, we will pay interest to you on June 1st and December 1st if you are a direct holder listed in the trustee's records at the close of business on May 15th and November 15th, respectively, even if you no longer own the security on the interest due date. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sale price of the debt securities to allocate interest fairly between buyer and seller. This allocated interest amount is called "accrued interest."

     We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks.

INTEREST RATES AND DISCOUNTS

     The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

     We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.

GLOBAL SECURITIES

     We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary such as The Depository Trust Company, which represents the beneficial interests of a number of purchasers of such security. We may issue the global securities in either temporary or permanent form. We will deposit global securities with the depositary identified in the prospectus supplement. A global security may be transferred as a whole only as follows:

     - by the depositary to a nominee of the depositary;

     - by a nominee of the depositary to the depositary or another nominee of the depositary; or

     - by the depositary or any nominee to a successor depositary or any nominee of the successor.

     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

     After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary (herein, participants). The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

     We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

     Unless otherwise indicated in the applicable prospectus supplement, owners of beneficial interests in a global security will be entitled to have the debt securities represented by such global security registered in their names and will be entitled to receive physical delivery of such debt securities in definitive form upon the terms set forth in the indenture. The laws of some states require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

     We expect that the depositary or its nominee, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's or its nominee's records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the depositary is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days, we will issue individual debt securities in exchange for such global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

     Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

COVENANTS

     With respect to each series of debt securities, we will be required to:

     - pay the principal of, and interest and any premium on, the debt securities when due;

     - maintain a place of payment;

     - deliver certain periodic reports to the holders of the debt securities at the times set forth in the indenture;

     - provide to the trustee within 90 days after the end of each fiscal year a certificate regarding our compliance with the obligations and covenants in the indenture; and

     - pay any material taxes.

     The indenture for the debt securities will contain covenants limiting our ability, or the ability of our subsidiaries, to:

     - incur additional debt (including guarantees);

     - make certain payments;

     - engage in other business activities;

     - issue other securities;

     - dispose of assets;

     - enter into certain transactions with our subsidiaries and other affiliates;

     - incur liens; and

     - enter into certain mergers and consolidations involving us and our subsidiaries.

     Any additional covenants will be described in the applicable prospectus supplement.

     Unless we state otherwise in the applicable prospectus supplement, we will agree not to consolidate with or merge into any individual, corporation, partnership or other entity (each, a person) or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any person, or permit any person to consolidate or merge into us or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to us unless:

     - the person formed by or surviving the consolidation or merger (if not us), or to which the sale, lease, conveyance, transfer or other disposition is to be made is a corporation, limited liability company or partnership organized and existing under the laws of the U.S. or any state or the District of Columbia, and the person assumes by supplemental indenture in a form satisfactory to the trustee all of our obligations under any indenture;

     - immediately before and after giving effect to the transaction and treating any debt that becomes an obligation of ours or of any of our subsidiaries as having been incurred by us or our subsidiary at the time of the transaction, no default or event of default shall have occurred and be continuing; and

     - the person formed by or surviving such transaction (if not us) will be able to incur additional indebtedness under the indenture after giving effect to the transaction.

EVENTS OF DEFAULT

     Unless we state otherwise in the applicable prospectus supplement, an "event of default" with respect to the debt securities under the indenture means:

     - our default for 30 days in payment of any interest on the debt securities;

     - our default in payment of any principal or premium on the debt securities of the series upon maturity or otherwise;

     - our default in the observance of certain covenants as set forth in the indenture;

     - our default, for 30 days after delivery of written notice, in the observance or performance of other covenants;

     - our default in the payment of our other indebtedness;

     - bankruptcy, insolvency or reorganization events relating to us or our subsidiaries;

     - the entry of a judgment in excess of the amount specified in the indenture or any supplemental indenture against us or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or

     - any other event of default included in the indenture or any supplemental indenture and described in the prospectus supplement.

     The consequences of an event of default, and the remedies available under the indenture or any supplemental indenture, will vary depending upon the type of event of default that has occurred.

     Unless we state otherwise in the applicable prospectus supplement, if an event of default with respect to any debt securities has occurred and is continuing, then either the trustee or the holders of at least 25% of the principal amount specified in the indenture or any supplemental indenture of the outstanding debt securities may declare the principal of all the affected debt securities and interest accrued to be due and payable immediately.

     Unless we state otherwise in the applicable prospectus supplement, if an event of default with respect to any debt securities has occurred and is continuing and is due to a bankruptcy, insolvency or reorganization event relating to us, then the principal (or such portion of the principal as is specified in the terms of the debt securities) of and interest accrued on all debt securities then outstanding will become due and payable automatically, without further action by the trustee or the holders.

     Under conditions specified in the indenture and any supplemental indenture, the holders of a majority of the principal amount of the debt securities may annul or waive certain declarations and defaults described above. These holders may not, however, waive a continuing default in payment of principal of (or premium, if any) or interest on the debt securities.

     The indenture will provide that subject to the duty of the trustee during a default to act with the required standard of care, the trustee will have no obligation to exercise any right or power granted to it under the indenture at the request of holders of debt securities unless the holders have indemnified the trustee. Subject to the provisions in the indenture and any supplemental indenture for the indemnification of the trustee and other limitations specified therein, the holders of a majority in principal amount of the outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities.

     If you hold debt securities, you will not be permitted under the terms of the indenture or any supplemental indenture to institute any action against us in connection with any default (except actions for payment of overdue principal, premium, or interest or other amounts) unless:

     - you have given the trustee written notice of the default and its continuance;

     - holders of not less than 25% in principal amount of the debt securities issued under the indenture have made a written request upon the trustee to institute the action and have offered the trustee reasonable indemnity;

     - the trustee has not instituted the action within 60 days of the request; and

     - during such 60-day period, the trustee has not received directions inconsistent with the written request by the holders of a majority in principal amount of the outstanding debt securities issued under the indenture.

DEFEASANCE PROVISIONS APPLICABLE TO THE DEBT SECURITIES

     Unless otherwise specified in a prospectus supplement, under the indenture or any supplemental indenture, we, at our option,

     - will be discharged from our obligations in respect of the debt securities under the indenture (except for certain obligations relating to the trustee and obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) or

     - need not comply with certain restrictive covenants of the indenture or supplemental indenture,

in each case, if we irrevocably deposit, in trust with the trustee, money or U.S. government obligations which through the payment of interest and principal will provide money sufficient to pay all the principal of, and interest and premium, if any, on, the debt securities on the dates on which such payments are due. We must also specify whether the debt securities are being defeased to maturity or to a particular redemption date.

     To exercise the above option, no default or event of default shall have occurred or be continuing on the date of such deposit, and such defeasance must not result in a breach of or constitute a default under any material agreement to which we are bound. We also must deliver a certificate stating that the deposit was not made with the intent of preferring holders of the debt securities over our other creditors. In addition, we must deliver to the trustee an opinion of counsel that:

     - the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to the first bullet point above, the opinion will be accompanied by a private letter ruling to that effect from the IRS or a revenue ruling concerning a comparable form of transaction to that effect published by the IRS,

     - after the 91st day following the deposit, the funds will not be subject to the effect of any applicable bankruptcy, insolvency or similar laws, and

     - all conditions precedent relating to the defeasance have been complied with.

MODIFICATION AND WAIVER

     We and the trustee may, without the consent of holders, modify provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. Under the indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by the modification. However, unless indicated otherwise in the applicable prospectus supplement, the provisions of the indenture may not be modified without the consent of each holder of debt securities affected thereby if the modification would:

     - reduce the principal of or change the stated maturity of any such debt securities;

     - waive certain provisions regarding redemption in a manner adverse to the rights of any holder of such debt securities;

     - reduce the rate of or change the time for payment of interest on such debt securities;

     - waive a default in the payment of principal or interest on such debt securities;

     - change the currency in which any of such debt securities are payable;

     - waive a redemption payment with respect to such debt securities (other than as specified in the indenture); or

     - change the provisions of the indenture regarding waiver and amendment.

THE TRUSTEE

     We will include information regarding the trustee in the prospectus supplement relating to any series of debt securities. If any event of default shall occur (and be continuing) under the indenture or any supplemental indenture, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its powers at the request of any of the holders of the debt securities, unless the holders shall have offered the trustee reasonable indemnity against the costs, expenses and liabilities it might incur. The indenture, any supplemental indenture, and the provisions of the Trust Indenture Act incorporated by reference thereby, will contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims or to realize on property received by it in respect of any claims as security or otherwise.

                            DESCRIPTION OF WARRANTS

     We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

GENERAL

     We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.

     The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

     - the title and aggregate number of warrants;

     - the price or prices at which the warrants will be issued;

     - the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;

     - the date on which the right to exercise the warrant begins and the date on which the right expires;

     - if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

     - any provision dealing with the date on which the warrants and related securities will be separately transferable;

     - any mandatory or optional redemption provision;

     - the identity of the warrant agent; and

     - any other terms of the warrants.

     The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the warrant.

EXERCISE OF WARRANTS

     To exercise the warrants, the holder must provide the warrant agent with the following:

     - payment of the exercise price;

     - any required information described on the warrant certificates;

     - the number of warrants to be exercised;

     - an executed and completed warrant certificate; and

     - any other items required by the warrant agreement.

     If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

     The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

     Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

MODIFICATION OF THE WARRANT AGREEMENT

     The common stock warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

     - to cure any ambiguity;

     - to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

     - to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

                              SELLING SHAREHOLDER

     The table below sets forth the beneficial ownership of our securities by
the selling shareholder as of July   , 2004. Beneficial ownership includes
outstanding securities and securities that a person has the right to acquire within 60 days of this prospectus. The selling shareholder has the sole power to direct the voting and investment of the securities it owns.

                                                   TOTAL SECURITIES   MAXIMUM NUMBER OF
                                                   OWNED BEFORE THE   SECURITIES TO BE
NAME                                                   OFFERING            OFFERED
----                                               ----------------   -----------------
Helmerich & Payne International Drilling Co. ....  3,000,000 shares   3,000,000 shares
                                                   of common stock     of common stock

     As of June 30, 2004, Helmerich & Payne International Drilling Co. owns of record and beneficially 3,000,000 shares of our common stock, or approximately 21.64% of the issued and outstanding shares of our common stock. Two of our directors, Hans Helmerich and George S. Dotson, are executive officers of Helmerich & Payne, Inc., the parent company of Helmerich & Payne International Drilling Co. Messrs. Dotson and Helmerich serve on our Executive and Nominating and Corporate Governance Committees. In addition, Mr. Dotson also serves on our Audit and Compensation Committees.

     A prospectus supplement will set forth, with respect to the selling shareholder:

     - the nature of any other position, office or other material relationship that the selling shareholder has had with us or any of our affiliates within the prior three years;

     - the number of shares of common stock to be offered for the selling shareholder's account; and

     - the number and (if one percent or more) the percentage of common stock to be owned by the selling shareholder after the completion of the offering.

     We have entered into a registration rights agreement with the selling shareholder. The registration rights agreement generally provides that we will file a registration statement for 3,000,000 shares of our common stock owned by the selling shareholder. The selling shareholder will pay for filing fees for such shares, fees and expenses, if any, of its counsel or other advisers, and any underwriting discounts, brokerage fees and commissions incurred in connection with the offering of such shares. Other offering expenses will be allocated as set forth in the registration rights agreement.

                              PLAN OF DISTRIBUTION

OFFERING AND SALE OF SECURITIES

     The selling shareholder and we may sell the securities from time to time as follows:

     - through agents;

     - to dealers or underwriters for resale;

     - directly to purchasers; or

     - through a combination of any of these methods of sale.

     In some cases, the selling shareholder and we, or dealers acting with the selling shareholder and us or on our behalves, may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

     The securities the selling shareholder and we distribute by any of these methods may be sold to the public, in one or more transactions, either:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

     The selling shareholder and we may solicit offers to purchase securities directly from the public from time to time. The selling shareholder and we may also designate agents from time to time to solicit offers to purchase securities from the public on our behalves. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions the selling shareholder or we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

     From time to time, the selling shareholder and we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those securities to the public.

     The selling shareholder and we may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If the selling shareholder and we sell securities to underwriters, the selling shareholder and we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us and the selling shareholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation the selling shareholder and we may pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

     If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

     The selling shareholder and we may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions the selling shareholder and we may pay for soliciting these contracts.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and the selling shareholder, to indemnification by us or the selling shareholder against certain liabilities, including liabilities under the Securities Act.

     In connection with any underwritten offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

MATTERS RELATING TO THE OFFERING AND MARKET-MAKING RESALES

     Except for shares of common stock offered by the selling shareholder, each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. Other than our common stock, we may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom we or the selling shareholder sell securities for public offering may also make a market in those securities. However, no underwriter that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

     Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

     In this prospectus, the terms "this offering" means the initial offering of the securities made in connection with their original issuance by Atwood Oceanics, Inc. and the secondary offering of shares of common stock by the selling shareholder. This term does not refer to any subsequent resales of securities in market-making transactions.

                                 LEGAL MATTERS

     Strasburger & Price, LLP, Houston, Texas, will pass upon certain legal matters relating to the validity of our common stock, preferred stock, debt securities and warrants.

                                    EXPERTS

     The consolidated financial statements as of September 30, 2003 and 2002 and for each of the two years in the period ended September 30, 2003 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of September 30, 2001, and for each of the three years in the period ended September 30, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the issuance and sale of the securities being registered hereby, are as follows:

Securities Exchange Commission Registration Fee.............   $ 16,436
*Printing and Engraving Expenses............................     75,000
*Legal Fees and Expenses....................................    100,000
*Accounting Fees and Expenses...............................     50,000
*Blue Sky Fees and Expenses.................................     15,000
*Transfer Agent Fees and Expenses...........................      5,000
*Miscellaneous..............................................     18,564
Total.......................................................   $290,000

---------------

* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                                    GENERAL

     Our amended and restated bylaws provide that we must indemnify our directors, officers and certain other individuals to the full extent permitted by Article 2.02-1 of the Texas Business Corporation Act. Our restated articles of incorporation, as amended from time to time provide that our directors shall not be liable to us or our shareholders except for liability for (i) breach of a director's duty of loyalty to us and our shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) transactions from which a director derives improper personal benefit; and (iv) other actions which are specifically provided for by statute, such as for the payment of unlawful dividends.

     Therefore, the personal liability of our directors to us or our shareholders is limited and our directors are protected from monetary damages for breach of their fiduciary duty of care. This limitation has no effect on claims under the federal securities laws.

     Any underwriting agreements to be filed or incorporated by reference with this registration statement may contain reciprocal agreements of indemnity between us and the underwriters as to certain liabilities, including liabilities under the Securities Act of 1933, and may provide for indemnification of our directors and officers in certain circumstances.

                         INDEMNIFICATION AND INSURANCE

     Texas corporations may indemnify their directors and officers, as well as other employees and individuals, against expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, arbitrative or investigative if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care applies to actions by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the proceeding and is not allowed if the person if found liable for willful or intentional misconduct in the performance of his duty to us.

     Our bylaws provide that we shall indemnify, to the full extent permitted by
Article 2.02-1 of the Texas Business Corporation Act, each of our current and former directors and officers and each person, who, at our request, serves or served as a director, officer, employee, partner, venturer, or agent of another corporation, partnership, joint venture or other enterprise. Significant payments by us in settlement of a claim or in satisfaction of a judgment against any of our officers, directors or other indemnified individuals, as required by these provisions and if permitted by Texas law, could materially reduce our assets.

     We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification, and there is no pending litigation or proceeding involving any of our directors or officers in which indemnification would be required or permitted by our articles of incorporation, our bylaws, or Texas law.

               ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES

     Our articles of incorporation protect our directors against monetary damages for breach of the duty of care to the full extent currently permitted by Texas law. These provisions do not eliminate the directors' duty of care. Under these provisions, neither we nor our shareholders may assert a claim for money damages against a director for certain breaches of fiduciary duty. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Texas law. These provisions also do not affect the directors' responsibilities under any other laws, such as the federal securities laws and state and federal environmental laws. These provisions apply to our officers only if they are directors and are acting in their capacity as directors, and do not apply to officers who are not directors.

     Directors will remain subject to liability for the following:

     - breach of a director's duty of loyalty to us and our shareholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - transactions from which a director derives improper personal benefit; and

     - other acts or omissions for which the liability of a director is expressly provided for by statute, such as the payment of unlawful dividends.

ITEM 16.  EXHIBITS.

     (a) Exhibits:

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1*    Form of Common Stock Underwriting Agreement
  4.1     Restated Articles of Incorporation, as amended (filed as
          Exhibits 3.1.1, 3.1.2, 3.1.3, 3.1.4, and 3.1.5 to our Annual
          Report on Form 10-K for the fiscal year ended September 30,
          2002 and incorporated by reference herein)
  4.2     Amended and Restated Bylaws (filed as Exhibit 3.2 to our
          Annual Report on Form 10-K for the fiscal year ended
          September 30, 1993 and incorporated by reference herein)
  4.3     Specimen Certificate for our common stock, $1.00 par value
          (filed as Exhibit 5.1 of our Registration Statement on Form
          S-3, Registration No. 33-39993, filed April 19, 1991 and
          incorporated by reference herein)
  4.4     Shareholder's Agreement and Registration Rights Agreement
  5.1     Opinion of Strasburger & Price, LLP as to the legality of
          the securities
 12.1     Computation of ratio of earnings to fixed charges
 23.1     Consent of Strasburger & Price, LLP (included in Exhibit 5.1 filed herewith)
 23.2     Consent of PricewaterhouseCoopers LLP

---------------

* To be filed as an exhibit to a Current Report on Form 8-K of the registrant in connection with a specific offering.

     (b) Financial Statement Schedules:

          The following financial statement schedules are included in Part II of the Registration Statement:

          None

     All other schedules are omitted because they are inapplicable or the requested information is shown in the financial statements or noted therein.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Securities and Exchange Commission by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 21, 2004.

                                          ATWOOD OCEANICS, INC.

                                          By:     /s/ JAMES M. HOLLAND
                                            ------------------------------------
                                                      James M. Holland
                                                   Senior Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----

                /s/ JOHN R. IRWIN                     President, Chief Executive Officer    July 21, 2004
 ------------------------------------------------                and Director
                 (John R. Irwin)


               /s/ JAMES M. HOLLAND                  Senior Vice President and Secretary    July 21, 2004
 ------------------------------------------------    (Principal Financial and Accounting
                (James M. Holland)                                 Officer)


               /s/ DEBORAH A. BECK                                 Director                 July 21, 2004
 ------------------------------------------------
                (Deborah A. Beck)


              /s/ ROBERT W. BURGESS                                Director                 July 21, 2004
 ------------------------------------------------
               (Robert W. Burgess)


               /s/ GEORGE S. DOTSON                                Director                 July 21, 2004
 ------------------------------------------------
                (George S. Dotson)


                /s/ HANS HELMERICH                                 Director                 July 21, 2004
 ------------------------------------------------
                 (Hans Helmerich)


             /s/ WILLIAM J. MORRISSEY                              Director                 July 21, 2004
 ------------------------------------------------
              (William J. Morrissey)

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  1.1*   Form of Common Stock Underwriting Agreement
  4.1    Restated Articles of Incorporation, as amended (filed as
         Exhibits 3.1.1, 3.1.2, 3.1.3, 3.1.4, and 3.1.5 to our Annual
         Report on Form 10-K for the fiscal year ended September 30,
         2002 and incorporated by reference herein)
  4.2    Amended and Restated Bylaws (filed as Exhibit 3.2 to our
         Annual Report on Form 10-K for the fiscal year ended
         September 30, 1993 and incorporated by reference herein)
  4.3    Specimen Certificate for our common stock, $1.00 par value
         (filed as Exhibit 5.1 of our Registration Statement on Form
         S-3, Registration No. 33-39993, filed April 19, 1991 and
         incorporated by reference herein)
  4.4    Shareholder's Agreement and Registration Rights Agreement
  5.1    Opinion of Strasburger & Price, LLP as to the legality of
         the securities
 12.1    Computation of ratio of earnings to fixed charges
 23.1    Consent of Strasburger & Price, LLP (included in Exhibit 5.1 filed herewith)
 23.2    Consent of PricewaterhouseCoopers LLP

---------------

* To be filed as an exhibit to a Current Report on Form 8-K of the registrant in connection with a specific offering.